Exhibit 10.13

AGREEMENT MODIFYING LOAN TERMS

This AGREEMENT MODIFYING LOAN TERMS (“Agreement”) dated as of the 12th day of July, 2001, by and among WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, f/k/a Norwest Bank N.A., as Indenture Trustee under that certain Indenture dated as of November 1, 1999 (“Lender”), and DAVCO RESTAURANTS, INC., a Delaware corporation (“DavCo”), DAVCO ACQUISITION HOLDING INC., a Delaware corporation (“Holdings”), FRIENDCO RESTAURANTS, INC., a Maryland corporation (“FriendCo”), and HERON REALTY CORPORATION, a Maryland corporation (“Heron”) (DavCo and Holdings are hereinafter referred to individually as “Borrower” and collectively as “Borrowers”; Borrowers, FriendCo and Heron are hereinafter collectively referred to as “Loan Parties”).

RECITALS

WHEREAS, DavCo and Holdings are the owners and operators of certain Wendy’s restaurants located in the State of Maryland; and

WHEREAS, FriendCo and Heron are the owners and operators of certain Friendly’s restaurants located in the States of Maryland, Virginia and Delaware; and

WHEREAS, Lender is the holder of those certain promissory notes made by the Loan Parties and more particularly described on Exhibit “A” attached hereto and by this reference made a part hereof (the “Promissory Notes”), which Promissory Notes evidence certain Loans made by Lender’s predecessors in interest to the Loan Parties (“Loans”); and

WHEREAS, the Promissory Notes are secured by those certain loan documents more particularly described on Exhibit “B” attached hereto and, together with all instruments, certificates and other ancillary agreements delivered in connection therewith, by this reference made a part hereof (the “Loan Documents”), which Loan Documents are currently held by Collateral Agent; and

WHEREAS, the Loan Documents encumber and affect the Wendy’s Restaurant Properties (“Restaurants”) more particularly described on Exhibit “C” attached hereto and by this reference made a part hereof (the “Collateral”), and

WHEREAS, the Loan Parties are parties to (a) that certain Intercreditor and Restructuring Agreement of even date herewith, (b) that certain Collateral Exchange and Agency Agreement of even date herewith, and that certain Collateral Agency Agreement Regarding Wendy’s Assets (collectively, the “Workout Documents”); and

WHEREAS, the Lender has agreed to be bound by certain terms of the Workout Documents in return for the exchange of its lien against certain Friendly’s collateral for a lien against the Collateral; and

WHEREAS, pursuant to the terms of the Workout Documents, Lender and the Loan Parties have agreed to modify the Loan Documents as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             RECITALS.  The foregoing recitals are true and correct and are incorporated herein.

2.             REPRESENTATIONS AND WARRANTIES. In order to induce Lender and Collateral Agent to enter into this Agreement, each Loan Party hereby acknowledges, represents and warrants to Lender as follows:

(a)           It is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation with powers adequate to own all property owned by it, to carry out the business conducted by it, to enter into and perform this Agreement and the other documents and instruments executed and delivered in connection herewith, and to carry out the transactions contemplated hereby and thereby.

(b)           The execution and delivery of this Agreement and the other documents executed in connection herewith by each Borrower and the performance of the obligations of each Borrower hereunder and thereunder have been duly authorized by proper corporate action.

(c)           This Agreement, the Workout Documents, the Promissory Notes, the Loan Documents and all other documents executed in connection herewith constitute legal, valid and binding obligations of the Loan Parties, enforceable in accordance with their respective terms. This Agreement, when executed and delivered to the Lender by the Loan Parties, creates legal, valid and binding obligations of the Loan Parties, enforceable in accordance with the terms of the Agreement.

(d)           No Loan Party has any defenses, affirmative defenses, setoffs, claims, counterclaims, rights of recoupment, actions or causes of action of any kind or nature whatsoever against Lender, any predecessor in interest of Lender or any of their respective past, present or future directors, officers, employees, agents, attorneys, legal representatives, predecessors, affiliates, successors or assigns, directly or indirectly, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act, or occurrence of any type, which occurred, existed, was taken, permitted or begun prior to the execution of this Agreement, pursuant to or in connection with any Loan, or the terms of any of the Loan Documents, or the administration or enforcement thereof which relates to any Property.

(e)           All financial statements heretofore delivered by the Loan Parties to Lender fairly present the financial condition and results of operations of the Loan Parties as of the dates thereof in accordance with generally accepted accounting principles.

(f)            None of the Borrowers have entered into or is bound by any agreement to sell, transfer, encumber or convey any Restaurant or Premises or any rights thereto or interest therein to any Person, including, without limitation, any government or governmental agency, other than such agreement as may be set forth in the initial Lease for such Restaurant or Premises.

(g)           There is no litigation or proceeding, at law or in equity, before any federal, state, or other court or governmental or administrative agency or any arbitrator pending or, to the knowledge of any Loan Party, threatened against any of the Loan Parties (i) affecting any Restaurant, Premises or Collateral, which has not been disclosed to Lender in writing, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(h)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, has constituted or resulted in or will constitute or result in (i) a breach of the corporate charter or by-laws of any of the Loan Parties, or the violation of any law, order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality applicable to any Loan Party, or (ii) any breach (except for a breach that has been waived) of any of the terms, covenants, conditions, or provisions of, or constitute a default under, any indenture, mortgage, instrument, document, agreement, or contract of any kind to which any Loan Party may be bound or subject.

(i)            Each Loan Party has derived and will derive direct benefits from this Amendment and the transactions contemplated hereby.

(j)            All documents, reports, certificates, and statements furnished to Lender by or on behalf of the Loan Parties in connection with the transactions contemplated hereby are true, correct, and complete; do not contain any untrue statement of material fact; and do not omit any fact necessary to make the information contained therein not misleading.

(k)           All property taxes and other taxes, assessments, levies, license fees, permit fees and all other charges heretofore levied, assessed, confirmed, or imposed upon, or in respect of, or which might become a lien upon, any Restaurant or Premises have been paid in full prior to becoming delinquent.

(l)            After giving effect to the amendments set forth herein, Borrowers are in compliance with all of their duties, covenants and obligations contained in the Loan Documents, including without limitation, all conditions precedent to the effectiveness of this Agreement.

3.             DEFINITIONS.  Notwithstanding any definitions to the contrary in the Loan Documents, the definitions that follow shall control for the purposes of this Agreement and all modifications to the Loan Documents effectuated by this Agreement. In the event of a conflict between definitions, the definitions set forth in this Agreement shall supersede any definitions in the Loan Documents.

“Borrowers”: as defined in the preamble.

“Budgeted Cash Needs Amount”: As indicated by a cash flow budget

“Budget”: (i) for the fiscal year ending on or about September 30, 2001, the business plan model including projections of the consolidated and consolidating operating budget for DavCo, Holdings and FriendCo, as prepared by DavCo as of July 2, 2001, as previously submitted to and initialed by Global Alliance Finance Company, L.L.C. (“GAFCO”), and (ii) for all subsequent fiscal years, the business plan model including consolidated and consolidating projections of the operating budget for DavCo, Holdings and FriendCo as updated by DavCo for the current fiscal year and succeeding fiscal year and delivered to GAFCO consistent with the terms of that certain Third Amendment to Credit Agreement by and between DavCo, Holdings and GAFCO of even date herewith, which business plan model shall become the Budget for the purposes hereof when the total amounts of revenues and expenses projected therein have been approved by GAFCO.

“Capital Assets”: fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures”: amounts paid or indebtedness incurred by any Loan Party or any of their subsidiaries in connection with the purchase or lease by such Loan Party or subsidiary of Capital Assets that would be required to be capitalized and shown on the balance sheet of such person in accordance with GAAP.

“CIT”: The CIT Group/Equipment Financing, Inc.

“Collateral”: as defined in the recitals.

“Collateral Agency Agreement Regarding Wendy’s Assets”: The Collateral Agency Agreement Regarding Certain Wendy’s Assets dated as of the date hereof among the Loan Parties, Lender, CNL Financial VII, LP, GAFCO, CIT, SunTrust, Wells Fargo Bank Minnesota, National Association, and the Global Franchise Trust Trustee.

“Collateral Exchange and Agency Agreement”: The Collateral Exchange and Agency Agreement dated as of the date hereof among the Loan Parties, Lender, CIT, CNL Financial VII, LP, Wells Fargo Bank Minnesota, National Association, CNL Financial Services, LP as collateral agent, and GAFCO.

“Collateral Agency Agreements”: Collectively, the Collateral Agency Agreement Regarding Wendy’s Assets and the Collateral Exchange and Agency Agreement.

“Disposition”: any sale, exchange, or other disposition of an asset and any loss, theft, damage, destruction, or taking or other eminent domain action with respect to such asset.

“EBITDA”: of any Loan Party for any period, the sum of (i) Net Income of the Loan Party for such period plus, to the extent any of the following were deducted in determining Net Income of the Loan Party for such period, (ii) the sum of (A) Interest Expense of the Loan Party for such period, (B) income taxes paid or accrued by the Loan Party during such period, (C) depreciation of fixed or capital assets of the Loan Party during such period (D) amortization of intangible assets of the Loan Party during such period and (E) non-recurring expenses allowed under GAAP, all on a consolidated basis where appropriate.

“Fixed Charges”: with respect to DavCo, for any period, the sum (without duplication) of (a) Interest Expense of DavCo for such period; (b) required amortization of Indebtedness of DavCo for such period (including, without limitation, the Loan), and (c) Lease Expense of DavCo for such period.

“Fixed Charge Coverage Ratio”: for any period of four consecutive fiscal quarters of the Loan Parties, the ratio of (i) the sum of EBITDA for of the Applicable Parties for such period plus, without duplication, to the extent included in the calculation of EBITDA of the Applicable Parties, (w) the amount of any losses recorded from the disposition of assets as part of the liquidation of FriendCo pursuant to the Workout Documents, and (x) solely with respect to the fiscal year ending September 30, 2001, to the extent that any restructuring expenses and/or restructuring fees paid during such year in connection with the execution and delivery of the Workout Documents are deducted for the purpose of calculating EBITDA, the amount of such restructuring expenses and restructuring fees, provided that the amount added pursuant to this clause (x) shall not exceed $4,000,000.00, plus (y) to the extent deducted for the purposes of calculating EBITDA, Lease Expense of the Applicable Parties for such period, us (z) to the extent deducted for the purposes of calculating EBITDA, Extension Condition Payments (as defined in the GAFCO Third Amendment to Credit Agreement) made during the applicable period, to (ii) Fixed Charges of the Applicable Parties for such period. For the purposes of this definition, the “Applicable Party” is (1) DavCo for the purpose of determining the Fixed Charge Coverage Ratio of DavCo and (2) Holdings and all of its subsidiaries for the purpose of determining the Fixed Charge Coverage Ratio of the Holdings on a consolidated basis.

“Friendly’s Collateral Agent”: The Collateral Agent under the Collateral Exchange and Agency Agreement Regarding Friendly Assets.

“GAFCO”: Global Alliance Finance Company, L.L.C.

“Intercreditor and Restructuring Agreement”: The Intercreditor and Restructuring Agreement dated as of the date hereof Date among the Loan Parties, Lender, CNL Financial VII, LP, Wells Fargo Bank Minnesota, National Association, CNL Financial Services,

LP, as collateral agent, the Global Alliance Finance Company, U.S. Bank National Association, CIT, and SunTrust.

“Interest Expense”: with respect to DavCo for any period, the amount of interest expense, both expensed and capitalized, of DavCo, determined in accordance with GAAP, for such period on the aggregate principal amount of its Indebtedness (including, without limitation, the Loan).

“Lease Expense”: with respect to DavCo for any period, the aggregate amount of fixed and contingent rentals payable by DavCo during such period with respect to leases of real and personal property (including, without limitation, any such rentals payable in respect of the Premises).

“Loan Parties”: as defined in the preamble.

“Material Adverse Change”: with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of DavCo, (b) the ability of DavCo to perform its obligations under any of the Loan Documents, or (c) the legality, validity or enforceability of this Agreement or any of the Loan Documents, the Collateral Agency Agreements, the Intercreditor Agreement, or the New CNL Amendment.

“Permitted Encumbrances”: (a) Liens for taxes not yet due and payable or being actively contested as permitted by the Loan Documents; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, payment for which is not yet due or which are being actively contested in good faith and by appropriate, lawful proceedings; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature arising by statute, in the ordinary course of business or under customary terms regarding depositary relationships on deposits held by financial institutions with whom Borrower has a banker-customer relationship; (e) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (f) Liens in favor of Lender; (g) Liens existing and created pursuant to the Restructuring Documents; (h) imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected property, or materially impairs the use of the affected property in the manner such property is currently being used by the business, or materially impairs the operation of the business; (i) zoning or land use ordinances, none of which materially detracts from the value of the affected property, or impairs the use of the affected property in the manner such property is currently being used by the affected Person, or which impairs the operation of the business of the affected Person; (j) any exception to title, acceptable to Lender, which are contained in the title insurance policies delivered in connection herewith; (k) statutory Liens for the benefit of the landlord and fee owner of the property, if different, and Liens permitted under the applicable lease and sublease agreements; (1) Liens in existence on the Closing Date (other than on the Property) and disclosed by the Borrower; (m) Liens securing debt of a subsidiary to the Borrower (other than on the Property) consisting of judgment or judicial attachment liens; provided that the enforcement of such liens is effectively stayed or payment of which is covered in full (subject to a customary deductible); (n) Liens securing obligations in respect of operating and equipment leases; (o) Liens arising pursuant to “build to suit” leases; and (p) Liens arising pursuant to the acquisition of Property located in the Mills Mall in Anne Arundel County, Maryland.

“Restructuring Documents”: means the Intercreditor Agreement dated as of July 3, 2001, along with each of the following agreements, as each such agreement is defined in the Intercreditor Agreement: (a) the GAFCO Credit Agreement; (b) the CIT Franchise Loan Agreement; (c) the SunTrust Loan Agreement; (d) the CNL F7 FriendCo Loan Documents; (e) the CNL F7 DavCo Loan Documents; (f) the CNL FLP DavCo Loan Documents; (g) the CNL 99-1 FriendCo Loan Documents; (h) the Global Franchise Trust Loan Documents; (i) the

Collateral Exchange and Agency Agreement; (j) the Collateral Exchange Agreement Regarding Wendy’s Assets; and all documents required by the terms of any of the Restructuring Documents to be executed or delivered on the date hereof.

“Security Document”: the collective reference to (a) the Leasehold Mortgages, the Mortgages, the Security Agreement and the Escrow Agreement, (b) all mortgages, deeds of trust, security agreements and other documents pursuant to which collateral is granted to the Wendy’s Collateral Agent, and (c) all mortgages, deeds of trust, security agreements and other documents pursuant to which collateral is granted to the Friendly’s Collateral Agent.

4.             REPORTING COVENANTS.  All provisions contained in the Loan Documents relating to the provision of financial reports and/or reporting of financial information by the Borrowers to the Lender are hereby deleted in their entirety and replaced with the requirements set forth below. The Loan Parties shall be responsible for providing the following information to Lender:

(a)           Financial Reporting.

(i)            As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrowers, a copy of the consolidating balance sheet of Holdings and its “Consolidated

Subsidiaries” (DavCo and FriendCo) as at the end of such year and the related consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing; and

(ii)           As soon as available, but in any event within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of the Borrowers, the unaudited consolidating balance sheet of Holdings and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income of Holdings and its Consolidated Subsidiaries and retained earnings and of cash flows of Holdings and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer, as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iii)          As soon as available, but in any event within thirty (30) days after the end of each calendar month, the unaudited consolidated and consolidating balance sheet of Holdings and its Consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of Holdings and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iv)          As soon as available, but in any event not later than thirty (30) days after the end of each calendar month, an unaudited statement, in form satisfactory to the Lender of the sales, gross profits and losses during such month for each restaurant;

(v)           Within thirty (30) days after the end of each September, December, March and June thereafter, the Borrower’s auditors, Arthur Andersen LLP, shall deliver to Lender an expense and free cash flow reconciliation for the immediately preceding fiscal quarter.;

All such financial statements shall be completed and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). The financial statements described above (including, without limitation, the statements referred to in clause (iv)) shall be made available to the Lender on computer disk, or in other form reasonably satisfactory to the Lender.

(b)           Certifications.

(i)            Concurrently with the delivery of the financial statements referred to in Paragraph 7(a)(i) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default under the Loan Documents, Workout Documents’ or this Agreement, except as specified in such certificate;

(ii)           Concurrently with the delivery of the financial statements referred to in Paragraphs 7(a)(ii), 7(a)(iii) and 7(a)(iv) above, a certificate of a Responsible Officer (i) stating that, to the best of such Responsible

Officer’s knowledge, the Borrowers during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by them, and that such Responsible Officer has obtained no knowledge of any default or event of default under any Loan Documents except as specified in such certificate, and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of the Borrowers’ compliance with the requirements of this Paragraph 6;

(c)           Financial Projections and Operating Budget.  Notwithstanding anything contained in the Loan Documents to the contrary, not later than fifteen (15) days prior to the end of each fiscal year of the Borrowers, a copy of the projections by the Obligors of the operating budget and cash flow budget of Holdings, DavCo and FriendCo for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

(d)           Investor Communications.  Within five (5) days after the same are sent, copies of all financial statements and reports which Borrowers send to their stockholders, and within five (5) days after the same are filed, copies of all financial statements and reports which the Borrowers may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority;

(e)           Proof of Insurance.  During the month of October in each calendar year, a report of a reputable insurance broker with respect to the insurance maintained by the Borrowers in accordance with the requirements set forth in the Loan Documents, and such supplemental reports as the Lender may from time to time request; and

(f)            Additional Information.  Notwithstanding the foregoing, Borrowers shall provide promptly to Lender such additional financial and other information as the Lenders may from time to time reasonably request.

5.             FIXED-CHARGE COVERAGE RATIO.  Any current covenants or requirements contained in the Loan Documents regarding the Loan Parties’ or the Borrowers’ duty to maintain a certain Fixed-Charge Coverage Ratio, or any other financial covenants or maintenance tests, are hereby deleted in their entirety and replaced with the following: “Loan

Parties agree, so long as any amount remains owing to Lender under the Loan Documents, the Loan Parties shall not:

(a)           Permit the Fixed Charge Coverage Ratio of DavCo for (i) the five (5) consecutive fiscal quarters ending on the last day of Borrowers’ 2002 fiscal year (i.e., approximately September 30, 2002) to be less that 1.1 to 1.0, and (ii) any period of four (4) consecutive fiscal quarters ending (A) after the first day of Borrowers’ 2003 fiscal year (i.e., approximately October 1, 2,002) and on and before the end of Borrowers’ 2003 fiscal year (i.e., approximately September 30, 2003) to be less than 1.15 to 1:00, and (B) on and at all times and after the first day of Borrower’s 2004 fiscal year (i.e., approximately October l, 2003) to be less than 1.2 to 1:0.

(b)           Permit the Fixed Charge Coverage Ratio of Holdings on a consolidated basis (i) for the three (3) consecutive fiscal quarters ending on March 31, 2002 to be less than 1.0 to 1.0, and (ii) for any period of four (4) consecutive fiscal quarters ending (A) after March 31, 2002 and on and before the last day of Borrowers’ 2002 fiscal year (i.e., approximately September 30, 2002) to be less than 1.05 to 1:0, (B) after the last day of Borrowers’ 2002 fiscal year and on and before the last day of Borrowers’ 2003 fiscal year (i.e., approximately September 30, 2003) to be less than 1.1 to 1:0, (C) after the last day of Borrowers 2003 fiscal year and on and before the last day of Borrowers’ 2004 fiscal year (i.e., approximately September 30, 2004) to be less than 1.15 to 1:0, and (D) on and at all times after the first day of Borrowers’ 2005 fiscal year to be less than 1.2 to 1:0.”

6.             NEGATIVE PLEDGE.  Any provisions in any of the Loan Documents prohibiting liens and encumbrances are hereby deleted in their entirety and replaced with the following provision: “The Loan Parties shall not encumber or otherwise place or allow the placement of any lien or encumbrance against the Property, except for such liens and encumbrances as are contemplated by and allowed under the definition of “Permitted Encumbrances” set forth above.

7.             EVENTS OF DEFAULT.  All Defaults, Events of Default or other events giving rise to the right of Lender to accelerate the indebtedness due under the Promissory Notes, the Instrument, or the other Loan Documents are hereby deleted in their entirety and replaced with the matters set forth below. It shall be an Event of Default under the Loan Documents if any of the following events shall occur and be continuing:

(a)           Any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or any Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under the other Loan Documents or the Commitment Letter, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)           Any representation or warranty made or deemed made by any Borrower herein or in any of the Workout Documents or in any of the Loan Documents or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement, the Workout Documents or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           Any Borrower shall default in the observance or performance of any obligation, responsibility or duty set forth in the Loan Documents to (a) continuously maintain its corporate existence in good standing in each respective State in which it does business, (b) provide notice to Lenders of events affecting the Collateral or the Borrowers’ corporate existence, or (c) refrain from taking any action at the corporate level or with regard to the Collateral; or

(d)           Any Borrower shall default in the observance or performance of any obligation, responsibility or duty contained in this Agreement, the Workout

Documents, or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days following notice or actual knowledge; or

(e)           Any Borrower shall fail to perform any of its obligations under any Franchise Agreement or any other Franchise Document and such failure shall not have been cured or waived on or before the first date on which such Franchise Agreement or such other Franchise Document may be terminated by reason of such failure; or (ii) Any Borrower shall fail to perform any of its obligations under any lease or any other material contractual obligation and such failure shall continue for thirty (30) days after notice from the Lender; or

(f)            Any Borrower shall (i) default in any payment of principal of or interest of any Indebtedness, including any forward commitments entered into between the Lender and Borrowers and any loans made pursuant thereto, (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $1,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(g)           Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A)

results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)           Any Loan Party shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any commonly controlled entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which

Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title N of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title N of ERISA, (v) DavCo or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multi-Employer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i)            One or more judgments or decrees shall be entered against any Borrower involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)            Any of the Loan Documents or Franchise Documents shall cease, for any reason, to be in full force and effect, or any Borrower shall so assert or (ii)

the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k)           Borrowers shall fail to liquidate the Collateral and deliver the Net Proceeds to CFS as set forth herein and in the Workout Documents, and within the time set forth in Exhibit E.

(l)            Loan Parties shall fail to deposit any Excess Cash Flow to the Excess Cash Flow Account as set forth herein and in the Collateral Exchange Agreement Regarding Certain Wendy’s Assets.

(m)          Any Event of Default arising out of or under the Workout Documents.

(n)           Any Material Adverse Change shall occur.

(o)           DavCo shall default in any material respect in the payment or performance of any Material Agreement, which default entitles a party to such Material Agreement to terminate or repudiate such contract, and such party does terminate or repudiate such contract.

8.             NO DISTRIBUTIONS OR INCREASE IN PAYMENTS TO SHAREHOLDERS OR MANAGEMENT PRIOR TO PAYMENT OF LENDERS’ CLAIMS.  Until such time as all amounts due and owing under any and all promissory notes currently existing and payable to Lender, GAFCO, CIT, SunTrust and their successors and/or assigns have been repaid in full to Lender, GAFCO, CIT, SunTrust and their successors and/or assigns, Borrowers shall make no debt repayments to affiliates or owners, equity advance loan repayments to affiliates or owners, or owner distributions (other than repayments to DavCo for monies advanced to support FriendCo operations as permitted under the Intercreditor Agreement and GAFCO Third Amendment to Credit Agreement; for the purposes of this paragraph, any payment by DavCo of interest on the CNL F7 DavCo Loans, CNL F7 FriendCo Loans, or the CNL FLP DavCo Loan, will be deemed and advance by DavCo to FriendCo). The violation of this section shall constitute a Default hereunder and under the Loan Documents.

9.             RELEASE OF CLAIMS BY LOAN PARTIES.

(a)           Release of Lender. Each of the Loan Parties, each for itself and its successors and assigns, hereby knowingly and voluntarily RELEASES, DISCHARGES, and FOREVER WAIVES and RELINQUISHES any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, rights of recoupment, counterclaims, actions, and causes of action of whatsoever kind or nature, whether known or unknown, which it has, may have, or might have or may assert now or in the future against the Lender, its parents or subsidiaries, predecessors in interest, or any of their past, present, or future directors, officers, employees, agents, attorneys, legal representatives, predecessors, affiliates, successors, or assigns, directly or indirectly, arising out of, based upon, or in any manner connected with any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Agreement, pursuant to or in connection with any Loan, the administration or enforcement of the Loans or any of the terms of any of the Loan Documents, or which was related or connected in any manner, directly or indirectly, to any Restaurant or Collateral. Each of the Loan Parties hereby acknowledges and agrees that the execution of this Agreement by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted. Each of the Loan Parties hereby further acknowledges and agrees that, to the extent that any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Loan Parties of the covenants and obligations of Lender contained in this Agreement and the other documents and instruments executed and delivered in connection herewith substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims.

(b)           No Assignment. Each of the Loan Parties warrants and represents to Lender that no Borrower has sold, assigned, transferred, conveyed or otherwise disposed of any claims which are the subject of this Section. The inclusion of this provision shall not be deemed to be an admission by Lender that any such inclusion exist.

(c)           Discovery of Unknown or Different Facts. Each of the Loan Parties acknowledges and agrees that the facts with respect to which the release of claims contained in this Section is executed may hereafter be found to be different from the facts now believed by Loan Parties to be true, and each of the Loan Parties expressly accepts and assumes the risks of such possible differences and agrees that the release of claims contained in this Section shall be and remain effective notwithstanding such differences in fact.

10.           WAIVER.  The Loan Parties acknowledge that they have failed to meet various covenants and agreements under the Loan Documents, thus causing Events of Default under each of the Loan Documents (the “Existing Events of Default”). Subject to the terms and provisions of this Agreement and the Workout Documents, Lender hereby waives such Existing Events of Default.

11.           OTHER LIENS.  Notwithstanding anything contained in the Loan Documents (including, but not limited to, the definition of “Permitted Encumbrances” contained in the Instrument) to the contrary, Lender expressly acknowledges and permits the Loan Parties to obtain such financing and place such liens against its properties as set forth in and contemplated by the Restructuring Documents.

12.           NOTICES.  In addition to the parties to be provided notice under the Loan Documents, copies of all notices shall also be provided to: James H.M. Sprayregen, Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601.

13.           REVIEW BY LOAN PARTIES WITH INDEPENDENT COUNSEL.  EACH OF THE LOAN PARTIES ACKNOWLEDGES AND AGREES THAT (A) IT HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE TERMS OF THIS AMENDMENT; (B) IT HAS EXECUTED THIS AGREEMENT FREELY AND VOLUNTARILY, AFTER HAVING CONSULTED WITH ITS INDEPENDENT LEGAL COUNSEL AND AFTER HAVING HAD ALL OF THE TERMS OF THIS AGREEMENT EXPLAINED TO IT BY ITS INDEPENDENT LEGAL COUNSEL; (C) THE WAIVERS AND RELEASES CONTAINED IN THIS AGREEMENT ARE REASONABLE, NOT CONTRARY

TO PUBLIC POLICY OR LAW, AND HAVE BEEN INTENTIONALLY, INTELLIGENTLY, KNOWINGLY, AND VOLUNTARILY AGREED TO BY IT; (D) THE WAIVERS AND RELEASES CONTAINED IN THIS AGREEMENT HAVE BEEN AGREED TO BY EACH BORROWER WITH FULL KNOWLEDGE OF THEIR SIGNIFICANCE AND CONSEQUENCES, INCLUDING FULL KNOWLEDGE OF THE SPECIFIC NATURE OF ANY RIGHTS OR DEFENSES WHICH BORROWERS HAVE AGREED TO WAIVE OR RELEASE PURSUANT TO THIS AGREEMENT; (E) IT HAS HAD A FULL AND ADEQUATE OPPORTUNITY TO NEGOTIATE THE TERMS CONTAINED IN THIS AGREEMENT; (F) IT IS EXPERIENCED IN AND FAMILIAR WITH LOAN TRANSACTIONS OF THE TYPE EVIDENCED BY THIS AGREEMENT; AND (G) THE WAIVERS AND RELEASES CONTAINED IN THIS AGREEMENT ARE MATERIAL INDUCEMENTS TO THE LENDER’S EXECUTION OF THIS AGREEMENT, AND THE LENDER HAS RELIED ON SUCH WAIVERS AND RELEASES IN ENTERING INTO THIS AGREEMENT AND WILL CONTINUE TO RELY ON SUCH WAIVERS AND RELEASES IN ANY RELATED FUTURE DEALINGS WITH BORROWERS.

14.           EXPENSES.  The Loan Parties shall reimburse the Lender in immediately available funds on the date hereof for the fees and expenses incurred by Lender (including, without limitation, reasonable attorneys’ and paralegals’ fees and expenses) in connection with negotiating, executing and completing this Agreement and the Workout Documents. Nothing herein shall (a) diminish or otherwise limit any obligation that the Loan Parties may have under the Loan Documents with respect to payment of the Lender’s costs and expenses, or (b) prevent the Lender from requiring the Loan Parties to pay all such costs and expenses.

15.           COUNTERPARTS.  This Agreement may be executed by one or more of the parties to this Agreement and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

16.           SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of each party hereto and their successors and assigns.

17.           SURVIVAL.  All covenants, agreements, representations, and warranties made in this Agreement and in the Loan Documents shall survive the execution of this Agreement and shall continue in full force and effect.

18.           FURTHER ASSURANCE.  The Loan Parties hereby agree from time to time, as and when requested by the Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Loan Documents, and the Workout Documents.

19.           WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION, OR PROCEEDING BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY ON OR WITH RESPECT TO THIS AGREEMENT, ANY OF THE DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS OR WHICH IN ANY WAY RELATES, DIRECTLY OR INDIRECTLY TO THE OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY EVENT, TRANSACTION OR OCCURRENCE ARISING OUT OF OR IN ANY WAY CONNECTED THEREWITH, OR THE DEALINGS OF THE PARTIES WITH RESPECT THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT A JURY. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. LOAN PARTIES ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AMENDMENT BETWEEN THE PARTIES HERETO AND THAT THE LENDER WOULD NOT AGREE TO THE AGREEMENTS SET FORTH HEREIN IF THIS WAIVER OF JURY TRIAL PROVISION WERE NOT A PART OF THIS AGREEMENT.

20.           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

21.           FURTHER ASSURANCES COOPERATION.  Prior to and at all times following the execution of this Agreement, each of the Loan Parties agrees to execute and deliver, or to cause to be executed and delivered, such documents and to do, or cause to be done, such other acts and things as might reasonably be requested by Lender to assure that the benefits of this Agreement are realized.

22.           RELATIONSHIP OF PARTIES.  Nothing contained in this Amendment or the other Loan Documents constitutes or shall be construed as the formation of a partnership, joint venture, tenancy-in-common, or any other form of co-ownership, between the Lender and Borrowers or any other person or the creation of any confidential or fiduciary relationship of any kind between the Lender and Loan Parties or any other person. The Lender shall not be deemed to be a partner, joint venturer, co-tenant, trustee, or fiduciary with respect to any Loan Party or any other person as a result of this Amendment, any of the other Loan Documents, or any of the transactions contemplated by this Amendment or any of the other Loan Documents. Loan Parties acknowledge and agree that the Lender has at all times acted and shall at all times continue to be acting only as a lender to Loan Parties within the normal and usual scope of activities of a lender.

23.           MISCELLANEOUS.  This Agreement, the exhibits hereto and other documents executed in connection herewith, constitute the entire agreement concerning this subject matter and supersede any prior or contemporaneous representations or agreements not contained herein concerning the subject matter of this Agreement.    Section headings used herein are for convenience only and shall not be used to interpret any term hereof. Masculine, feminine, or neuter gender and the singular and the plural number, shall each be considered to include the other whenever the context so requires. If any Party consists of more than one person, each such person shall be jointly and severally liable.

24.           SEVERABILITY.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

25.           AMENDMENT.  Neither this Agreement nor any of the provisions hereof may be changed, waived, discharged or terminated, except by an instrument in writing and signed by each of the parties against whom enforcement of the change, waiver, discharge or termination is sought.

26.           LIMITATION OF MODIFICATIONS.  The Loan Documents remain in full force and effect and in accordance with their respective terms, remain valid and binding obligations of Loan Parties and (except as previously modified or amended in writing by the parties and as expressly modified and amended herein) have not been modified or amended, and are hereby ratified by the parties hereto. The liens, security interests and assignments created by the Loan Documents are and continue to be valid, effective, properly perfected and enforceable and are hereby ratified and confirmed in all respects. Notwithstanding the foregoing, Lender agrees and covenants that, to the extent the terms of any of the Loan Documents are inconsistent with the agreements contained herein, the Lender shall not take any actions which are inconsistent with the provisions contained herein. In the event of a conflict between the terms of this Agreement and any Loan Document, the terms of this Agreement shall prevail.

[Signatures commence on the following page]

IN WITNESS WHEREOF, the patties have executed this Amendment as of the date set forth above.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a NORWEST BANK MINNESOTA, N.A., as Indenture Trustee under that certain Indenture and Servicing Agreement dated as of November l, 1999

By: CNL FINANCIAL SERVICES, LP, a Delaware limited partnership, as attorney-in-fact

By:	/s/ JOHN L. FARREN
Name: John L. Farren
Title: Senior Vice President

DAVCO RESTAURANTS, INC., a Delaware corporation

/s/ DAVID J. NORMAN
David J. Norman, Secretary

(CORPORATE SEAL)

DAVCO ACQUISITION HOLDING INC., a Delaware corporation

/s/ DAVID J. NORMAN
David J. Norman, Secretary

(CORPORATE SEAL)

FRIENDCO RESTAURANTS, INC., a Maryland

corporation

/s/ DAVID J. NORMAN
David J. Norman, Secretary

(CORPORATE SEAL)

HERON REALTY CORPORATION, a Maryland corporation

/s/ DAVID J. NORMAN
David J. Norman, Secretary

(CORPORATE SEAL)

EXHIBIT “A”

(Promissory Notes)

Promissory Note from FriendCo Restaurants, Inc. to and in favor of CNL Financial Services, Inc. in the amount of $1,288,000.00, dated May 11, 1999.

Promissory Note from FriendCo Restaurants, Inc. to and in favor of CNL Financial Services, Inc. in the amount of $1,020,000.00, dated May 11, 1999.

Promissory Note from FriendCo Restaurants, Inc. to and in favor of CNL Financial Services, Inc. in the amount of $972,000.00, dated May 17, 1999.

Promissory Note from FriendCo Restaurants, Inc. to and in favor of CNL Financial Services, Inc. in the amount of $930,000.00, dated May 17, 1999.

Promissory Note from FriendCo Restaurants, Inc., DavCo Restaurants, Inc., and DavCo Acquisition Holding, Inc. to and in favor of CNL APF Partners, LP in the amount of $882,000.00, dated December 13, 1999.

Promissory Note from FriendCo Restaurants, Inc., DavCo Restaurants, Inc., and DavCo Acquisition Holding; Inc. to and in favor of CNL APF Partners, LP in the amount of $1,477,000.00, dated December 13, 1999.

Promissory Note from FriendCo Restaurants, Inc., DavCo Restaurants, Inc., and DavCo Acquisition Holding, Inc. to and in favor of CNL APF Partners, LP in the amount of $750,000.00, dated December 13, 1999.

Promissory Note from FriendCo Restaurants, Inc., DavCo Restaurants, Inc., and DavCo Acquisition Holding, Inc. to and in favor of CNL APF Partners, LP in the amount of $1,750,000.00, dated December 13, 1999.

Promissory Note from FriendCo Restaurants, Inc., DavCo Restaurants, Inc., and DavCo Acquisition Holding, Inc. to and in favor of CNL APF Partners, LP in the amount of $672,000.00, dated March 28, 2000.

EXHIBIT “B”

(Loan Documents)

1.             Loan Agreement by and between Wells Fargo Bank Minnesota in its capacity as Indenture Trustee and the Loan Parties.

2.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Baltimore County, Maryland.

3.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in the City of Baltimore, Maryland.

4.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Prince George’s County, Maryland.

5.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Howard County, Maryland.

6.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in St. Mary’s County, Maryland.

7.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Wicomoco County, Maryland.

8.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Anne Arundel County, Maryland.

9.             Commercial Deed of Trust to and in favor of Wells Fargo Bank Minnesota in its capacity as Indenture Trustee from Loan Parties dated as of July 12, 2001 for recordation in Harford County, Maryland.

10.           Assignment of Warranties, Contracts and Permits.

11.           Environmental Indemnity Agreement.

EXHIBIT “C”

(List of Wendy’s Restaurants-’Collateral”)

Unit 150-Wendy’s restaurant located at 3620 Washington Boulevard, Baltimore, Baltimore County, MD

Unit 152-Wendy’s restaurant located at 8308 Annapolis Road, New Carrollton, Prince George’s County, MD

Unit 153-Wendy’s restaurant located at 1589 West Nursery Road, Linthicum, Anne Arundel County, MD

Unit 169-Wendy’s restaurant located at 40804 Merchant Lane, Leondardtown, St. Mary’s County, MD

Unit 166-Wendy’s restaurant located at 6411 Eastern Avenue, Baltimore, Baltimore County, MD

Unit 164-Wendy’s restaurant located at 5801 Clarksville Square Road, Clarksville, Howard County, MD

Unit 160-Wendy’s restaurant located at 403 Punkin Court, Salisbury, Wicomico County, MD

Unit 161-Wendy’s restaurant located at 498 Richie Highway, Severna, Anne Arundel County, MD

Unit 159-Wendy’s restaurant located at 30272 Triangle Drive, Charlotte Hall, Charles/St. Mary’s County, MD

Unit 162-Wendy’s restaurant located at 1344 Eastern Boulevard, Baltimore, Baltimore County, MD

Unit 157-Wendy’s restaurant located at 11818 Reisterstown Road, Reisterstown, Baltimore County, MD

Unit 158-Wendy’s restaurant located at 15400 Chrysler Drive, Upper Marlboro, Prince George’s County, MD

Unit 85-Wendy’s restaurant located at 8700 Blair Road, Baltimore, MD

Unit 130-Wendy’s restaurant located at 1060 Joppa Farm Road, Joppatowne, MD